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                                                                   EXHIBIT 10.20



July 20, 1998



Mr. and Mrs. Oskar G. Rogg
586 Danbury Road
New Milford, Connecticut 06776


Re: Removal of Earth Products from Property on U.S. Route 7, New Milford, Connecticut


Dear Mr. and Mrs. Rogg:

We understand that you desire to remove certain earth products from your property on U. S. Route 7 in New Milford, Connecticut. However, as all of the land use approvals for that property are currently in our name, the New Milford Zoning Commission is requiring that we sign the application prior to issuing you a permit. We have advised you that we are willing to do so, but only on the condition that you agree to complete the work in accordance with all applicable laws, regulations and ordinances, and that you further agree to indemnify us in the event you fail to do so. Accordingly, this letter is an addendum to our leases for 1114 Federal Road and 1112 Federal Road, Brookfield, Connecticut and is to confirm our understanding that, in consideration of our signing the application to remove certain earth products from your property, you will (a) complete all work in accordance with all applicable federal, state or local laws, regulations and ordinances to the full satisfaction of the New Milford Zoning Commission and/or other applicable federal, state, or local governmental authorities and (b) indemnify and hold us harmless to our full satisfaction from and against any and all claims, damages, losses, costs, expenses, actions, suits, proceedings and/or any other liability asserted against us in connection with or as a result of your removal of earth products from your property including, without limitation, our attorneys" fees and other costs.

In the event any liability is asserted against us in connection with or as a result of your removal of earth products form your property, and you fail to indemnify and hold us harmless to our full satisfaction as provided above, then we may take whatever action we believe is necessary or appropriate to extinguish that liability, and you will reimburse us on demand for the cost and expense of our doing so. If you fail to so reimburse us on demand, then we may set-off that amount against rent and additional rent falling due under any lease or rental agreement that is then in effect between you and us. Rent, so offset, will be limited to 50% of monthly payments. However, if such amounts in total will not satisfy obligation amounts offset will be increased
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correspondingly. All amounts which you may owe us under this letter agreement will bear interest at the rate of 1.09% per month for each month or portion of a month that they remain unpaid and, in the event we take legal action to collect any such amounts, you will reimburse us for our collection costs including, without limitation, out attorneys fees and other costs.

If the above represents our understanding, please sign this letter agreement in the spaces provided below and return it to us.


Sincerely,


/s/ J. Leo Gagne
J. Leo Gagne
Vice-President
and Chief Financial Officer


Agreed:


/s/ Oskar G. Rogg
-----------------
Oskar G. Rogg


/s/ Anne Wynne Rogg
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Anne Wynne Rogg